As filed with the Securities and Exchange Commission on April 30, 2025

No. 333-184522

No. 333-203173

No. 333-224252

No. 333-255783

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184522

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-203173
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-224252

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-255783
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BERRY GLOBAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	001-35672 (Commission File Number)	20-5234618 (I.R.S. Employer Identification No.)

101 Oakley Street, Evansville, Indiana 47710

(812) 424-2904
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Berry Plastics Group, Inc. 2006 Equity Incentive Plan
Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan
Amended and Restated Berry Global Group, Inc. 2015 Long-Term Incentive Plan (f/k/a Berry Plastics Group, Inc. 2015 Long-Term
Incentive Plan)

(Full title of the plan)

Jason K. Greene

Berry Global Group, Inc.

101 Oakley Street

Evansville, Indiana 47710

(812) 424-2904

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Sophia Hudson, P.C.

Katherine Shaia

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Berry Global Group, Inc. (formerly known as Berry Plastics Group, Inc.) (“Berry”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-184522, filed with the SEC on October 22, 2012, registering 12,338,837 shares of common stock, par value $0.01 per share (the “Common Stock”), of Berry issuable pursuant to the Berry Plastics Group, Inc. 2006 Equity Incentive Plan and 9,297,750 shares of Common Stock issuable pursuant to the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan.

•	Registration Statement No. 333-203173, filed with the SEC on April 1, 2015, registering 7,500,000 shares of Common Stock issuable pursuant to the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan and as amended by Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-203173), filed with the SEC on April 2, 2015.

•	Registration Statement No. 333-224252, filed with the SEC on April 12, 2018, registering 5,000,000 shares of Common Stock issuable pursuant to the Berry Global Group, Inc. 2015 Long-Term Incentive Plan.

•	Registration Statement No. 333-255783, filed with the SEC on May 5, 2021, registering 8,250,000 shares of Common Stock issuable pursuant to the Amended and Restated Berry Global Group, Inc. 2015 Long-Term Incentive Plan (f/k/a Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan).

On April 30, 2025, pursuant to the Agreement and Plan of Merger, dated as of November 19, 2024 (the “Merger Agreement”), by and among Amcor plc (“Amcor”), Aurora Spirit, Inc., a wholly-owned subsidiary of Amcor (“Merger Sub”), and Berry, Merger Sub merged with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor.

As a result of the transactions contemplated by the Merger Agreement, Berry has terminated all of the offerings and sales of Berry’s securities pursuant to the Registration Statements. In accordance with the undertakings made by Berry in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of Berry registered under such Registration Statements which remain unsold at the termination of the offering, Berry hereby removes from registration, by means of these Post-Effective Amendments, all of the securities of Berry registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and Berry hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Berry has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 30th day of April, 2025.

Berry Global Group, Inc.

/s/ Michael J. Rumley
By:	Michael J. Rumley
Title:	Treasurer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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